Exhibit 99.1

Stereotaxis Announces Ex-Warrants Date of September 15, 2015 for Warrants Offering

ST. LOUIS, MO, September 15, 2015 – Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, announced today that the NASDAQ Capital Market has established September 15, 2015 as the “ex-warrants” date for its previously-announced warrants offering. Pursuant to the warrants offering, all stockholders and certain warrant holders of Stereotaxis, Inc. received one subscription warrant to purchase one share of common stock at a price of $1.10 per share for every four common shares held. The subscription warrants are transferable, are listed on the NASDAQ Capital Market under the symbol “STXSW,” and will continue to be so listed until the expiration of the warrants offering.

The ex-warrants date is the date on which Stereotaxis’ common stock began to trade without the warrants and the warrants began to trade separately from the common stock. The subscription warrants will be exercisable until 5:00 p.m. New York City time, on September 30, 2015. Stereotaxis may, subject to certain limitations, extend the warrants offering, but does not currently intend to do so.

Holders of Stereotaxis’ shares who hold their shares in “street name” at a brokerage firm, bank or similar organization, like the vast majority of Stereotaxis stockholders, may direct any questions about the warrants offering to the broker or bank at the number identified in the offering materials mailed to the holders. Stockholders who hold their shares directly may contact the warrants agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 300-4994.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation, or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to the registration or qualification of the securities under the securities law of such state or jurisdiction. A shelf registration statement on Form S-3 pursuant to which the warrants are being issued was filed with the SEC on November 27, 2013 and declared effective on December 11, 2013. The warrants offering is being made only by means of the prospectus supplement filed with the SEC on September 4, 2015 together with a base prospectus filed with the registration statement. Copies of the prospectus supplement and base prospectus, which contain further details regarding the warrants offering, will be provided to all stockholders, as of the record date.

Requests for additional copies of the prospectus may be directed to the warrants agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 300-4994.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems, and the Vdrive™ robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period, or at all, because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STXS Company Contact:	STXS Investor Contact:
Martin Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com